EXHIBIT 4.1

                     Form of Promissory Note September 2002







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                                                               Exhibit 4.1

                                 PROMISSORY NOTE




PRINCIPLE TERMS:

Effective Date:
Maker:                                     Corniche Group Incorporated

Maker's Mailing Address:

Payee:

Annual Interest Rate on Unpaid
Principal from Effective Date:             Fifteen percent (15%) per annum

Annual Interest Rate on
Matured Unpaid Amounts:                    Fifteen percent (15%) per annum

Terms of Payment
(principal and interest):                  The entire Principal Amount, together
                                           with accrued interest thereon, is
                                           payable in one installment 60 days
                                           from the Effective Date. Maker
                                           reserves the right to prepay this
                                           Promissory Note in any amount at
                                           any time prior to maturity without
                                           penalty

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OTHER TERMS:

1. General. Maker promises to pay to the order of Payee at the place for payment, and according to the terms of payment, the principal amount plus interest at the rates stated above under Principle Terms. All unpaid amounts shall be due by the scheduled payment date.

2. Default Penalty. If there occurs an Event of Default (as defined below in paragraph 8), then Payee shall have the option to purchase twenty-five thousand (25,000) shares of common stock of Maker par value $.0001 per share ("Common Stock") for an aggregate purchase price of one hundred and twenty five and no/100 dollars ($125.00). If the Event of Default continues for 30 days, then on the 30th day (and at the end of each successive 30-day period until this Promissory Note is paid in full), Payee shall have the option to purchase an additional twenty-five thousand (25,000) shares of common stock of Maker par value $.0001 per share ("Common Stock") for an aggregate purchase price of one hundred and twenty-five and no/100 dollars ($125.00) for each additional purchase of Common Stock.

3. Costs of Collection. If this note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection, including reasonable attorneys' fees and court costs, in addition to other amounts due.

4. Savings Clause. Interest on the debt evidenced by this note shall not exceed the maximum amount of non-usurious interest that may be contracted for, taken,
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reserved, charged, or received under law, any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as if the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

5. Accredited Investor. The Payee hereby certifies that Payee is an "Accredited Investor" (as that term is defined by Regulation D under the Securities Act of 1933, as amended) by checking the following statements that are applicable to
Payee:

[Please CHECK all of the following statements that are applicable to Payee. At least one of the following must be checked.]

         (a) I am an "Accredited Investor" because I had individual income of more than $200,000 in each of the two prior calendar years and I reasonably expect to have individual income in excess of $200,000 during the current calendar year.

         (b) I am an "Accredited Investor" because my spouse and I together had income of more than $300,000 in each of the two prior calendar years and we reasonably except to have joint income in excess of $300,000 during the current calendar year.

         (c) I am an "Accredited Investor" because I have an individual net worth, or my spouse and I have a joint net worth of more than $1,000,000.

         6. Representations of Payee. Payee represents and warrants to Maker as follows:

         (a) Payee has received and examined all information, including financial statements, of or concerning Maker which Payee considers necessary to making an informed decision regarding an investment in the Common Stock. In addition, Payee has had the opportunity to ask questions of, and receive answers from, the officers and agents of Maker concerning Maker and to obtain such information, to the extent such persons possessed the same or could acquire it without unreasonable effort or expense, as Payee deemed necessary to verify the accuracy of the information referred to herein.

         (b) Payee is acquiring the Common Stock for his own account, for investment purposes only, and not with a view to the resale or distribution of all or any part thereof.

         (c) Payee acknowledges that the Common Stock (i) has not been registered under applicable securities laws, (ii) will be "restricted securities" as defined in applicable securities laws, (iii) has been issued in reliance on the statutory exemptions from registration contemplated by applicable securities laws based (in part) on the accuracy of Payee's representations contained herein, (iv) will not be transferable without registration under applicable securities laws, unless an exemption from such registration requirements is available, and (v) certificates representing the Common Stock will bear a restrictive legend evidencing such restrictions.
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         (d)      Payee has reviewed and understands Maker's (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2001; (ii) Quarterly Report on Form 10-Q for the three and six months ended June 30, 2002 and (iii) Current Report on Form 8-K dated June 18, 2002.

7. Governing Law. This Promissory Note, and all rights and remedies hereunder, will be governed by the laws of the State of New York.

8. Event of Default. An "Event of Default" shall have occurred if Maker fails to pay any payment of principal or interest on this Note when due.


MAKER:

CORNICHE GROUP INCORPORATED

By:_____________________________
      James J. Fyfe, Director



PAYEE:

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